Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, April 19, 2012 — VOC Energy Trust (NYSE: VOC) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2012.

Unitholders of record on April 30, 2012 will receive a distribution amounting to $11,730,000, or $0.69 per unit, payable May 15, 2012.

Volumes, price and net profits for the payment period were:

Volume (BOE)	235,370
Proceeds (per BOE)	$91.29
Gross Proceeds	$21,487,466
Costs	$5,883,607
Net Profits	$15,603,859
Percentage applicable to Trust’s 80%
Net Profits Interest	$12,483,087

Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	$(600,000)
Total cash proceeds available for the Trust	$11,883,087
Provision for estimated Trust expenses	$(153,087)
Net cash proceeds available for distribution	$11,730,000

This news release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2012. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 30, 2012. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(855) 802-1094

919 Congress Avenue, Austin, TX 78701